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                                                                     Exhibit 8.1


                              _________ __, 1998

Clark Refining & Marketing, Inc.
8182 Maryland Avenue
St. Louis, Missouri 63105

     Re:  Clark Refining & Marketing, Inc.
          Registration Statement on Form S-4
          --------------------------------------


Dear Ladies and Gentlemen:

     We have represented Clark Refining & Marketing, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") relating to the Company's 8 3/8% New Senior Notes due November 15, 2007 (the "New Senior Notes") and 8 7/8% New Senior Subordinated Notes due November 15, 2007 (the "New Senior Subordinated Notes") to be issued under the indentures, dated as of November 21, 1997 (the "Indentures"), between the Company and Bankers Trust Company for the New Senior Notes, and Marine Midland Bank for the New Senior Subordinated Notes.

     In connection with our representation, we have examined such corporate and other records, instruments, certificates and documents as we consider necessary to enable us to express the opinions set forth below.

     Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we hereby confirm, and adopt as our opinion, the statements contained in the Prospectus contained in the above-referenced Registration Statement on Form S-4 under the caption "Certain Federal Income Tax Considerations."

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.

                                       Very truly yours,



                                       Mayer, Brown & Platt